FOR RELEASE AT 7:00 A.M. EDT, APRIL 16, 1998

CONTACT:
Dan Davie                                            Angela Tandy
Press Liaison                                        Investor Liaison
Visual Networks, Inc.                                Visual Networks, Inc.
301/296-2273                                         301/296-2394
ddavie@visualnetworks.com                            atandy@visualnetworks.com


              VISUAL NETWORKS, INC. TO ACQUIRE NET2NET CORPORATION
                 Acquisition Provides Best of Breed Technologies
                      For Managing High-Speed ATM Services.

Rockville, MD - April 16, 1998 - Visual Networks, Inc. a leading provider of WAN service level management systems, announces today the execution of a definitive agreement to acquire Net2Net Corporation, a leading provider of ATM analysis and management systems. This strategic acquisition combines Visual Networks' Visual UpTime, the predominant service level management system for frame relay and IP networks, with Net2Net's leading high-speed ATM management and analysis platform. The combination of the two product offerings will allow Visual Networks to provide its customers with a single-vendor solution for end-to-end service level management, encompassing frame relay, IP, and ATM at speeds ranging from 56Kbps up to OC-3, both at the service demarcation and in the core backbone.

Under terms of the acquisition agreement, Visual Networks issues 2.25 million shares of Visual Networks' common stock to acquire Net2Net. Based on the April 15, 1998 closing price of Visual Networks' common stock, the transaction is valued at approximately $70 million. The transaction is to be accounted for as a pooling of interests and is to be treated as a tax-free reorganization for federal income tax purposes. The transaction has been approved by both company's Boards of Directors and is expected to close within approximately 60 days, subject to approval of Net2Net stockholders, and other customary closing conditions.

"We've been having joint development and OEM discussions with Net2Net with a plan of integrating their market leading technology into the Visual UpTime system for ATM environments. Over time, it became clear that putting the two companies together made the most sense," said Scott Stouffer, President and CEO of Visual Networks. "This acquisition allows us to accelerate the expansion of our product portfolio, and to strengthen our position as the leading provider of service level management infrastructure for public data services."
                                     -more-


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Visual Networks To Acquire Net2Net                                      page two

He continued, "In addition to serving the same service provider customer base, both companies have the same business mission, namely, lowering the cost and improving the quality and scalability of public data services. Both companies are focused on changing the model by which these data services are deployed by delivering solutions that enable service providers to define, measure, and cost-effectively achieve service performance levels that meet or exceed the business requirements of their customers. From both a business and a product perspective, the two companies are a strong strategic fit, and the two companies have strong cultural synergy."

"By integrating Net2Net's ATM analysis platform into the sophisticated system architecture of Visual UpTime, customers will now have a clear view of end-to-end performance across a mixed ATM/frame relay network," said Stephen McCalmont, President and CEO of Net2Net. "I think we will find that this capability, coupled with the premier reputation of both our companies, will provide a significant comfort level with both public data service providers and their subscribers in implementing the new Visual Networks' solutions."

The Net2Net organization will be functionally integrated into Visual Networks' organization and those employees will continue to work out of the Hudson, Massachusetts facilities. Significantly, Net2Net's sales organization will become the OEM and Broadband Sales Operations Group for Visual Networks. Mr. McCalmont assumes the role of Vice President of that group, reporting directly to Mr. Stouffer. Additionally, Net2Net's product development group will become the Broadband Technologies Group for Visual Networks, reporting to Jay Ennis, Visual Networks' Vice President of Engineering.

     "I'm particularly excited to have this engineering group as part of our organization," said Mr. Ennis. "These people are widely recognized as some of the best and brightest talent in the industry. Also, by having this engineering base in the Hudson facilities, Visual Networks will more easily be able to attract outstanding new talent from the high-tech Boston area."

                                     -more-

Visual Networks To Acquire Net2Net                                    page three

About Visual Networks

Visual Networks, Inc. (NASDAQ: VNWK) designs, manufactures, and sells WAN service level management systems for statistically multiplexed technologies such as frame relay and IP/Internet. Visual Networks' Visual UpTime system combines WAN access functionality with innovative software for performance monitoring, troubleshooting, and network planning. Visual UpTime provides instrumentation for network performance measurement and analysis that allows WAN service providers to achieve service levels required by subscribers and to lower operating costs associated with statistically multiplexed services. Visual Networks is headquartered in Rockville, Maryland, with sales offices nationwide.

For more information about Visual Networks and Visual UpTime, contact Visual Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850, at (800) 240-4010, or via the World Wide Web at http://www.visualnetworks.com.

About Net2Net Corporation

Based in Hudson, Massachusetts, Net2Net is a leading provider of ATM analysis and management systems. The company's award-winning family of CellBlaster products are designed to help ATM equipment developers, service providers, and large end users install and troubleshoot ATM networks as they are deployed, and maintain those networks once operational. Net2Net sells its products globally, through a network of channel-focused partners, distributors, and manufacturers reps.

This press release may contain forward-looking information within the meaning of
Section 27A of the  Securities  Act of 1933 and  Section  21E of the  Securities
Exchange Act of 1934, and is subject to the safe harbor created by those sections. Visual Networks assumes no obligations to update the information contained in this press release. Visual Networks' future results may be impacted by its ability to implement its provider deployment model, its lengthy sales cycle, dependence on its major customers, risks associated with rapid technological change and the emerging services market, potential fluctuations in its quarterly operating results, its dependence on sole and limited source suppliers and fluctuations in component pricing and its dependence on key employees. Visual Networks' future results may be impacted by other risk factors listed from time to time in its SEC reports, including, but not limited to, the Company's prospectus dated February 5, 1988, and its Annual Report on Form 10K.

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